Exhibit 4(a)

FORM OF AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of this [_____] day of [ ______, 2015] by Janus Investment Fund, a Massachusetts business trust (the “Trust”), on behalf of INTECH U.S. Managed Volatility Fund II, a series of the Trust (the “Target Fund”), and INTECH U.S. Managed Volatility Fund, a series of the Trust (the “Acquiring Fund,” and collectively with the Target Fund, the “Funds”).

All references in this Agreement to action taken by the Target Fund or the Acquiring Fund shall be deemed to refer to action taken by the Trust on behalf of the respective portfolio series.

This Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”). The reorganization (the “Reorganization”) will consist of the transfer by the Target Fund of all or substantially all of its assets to the Acquiring Fund, in exchange solely for Class A, Class C, Class I, Class S, Class N, and Class T voting shares of beneficial interest in the Acquiring Fund (the “Acquiring Fund Shares”) having an aggregate net asset value equal to the aggregate net asset value of the same class of shares of the Target Fund, the assumption by the Acquiring Fund of all the liabilities of the Target Fund, and the distribution of the Class A, Class C, Class I, Class S, Class N, and Class T Acquiring Fund Shares to the shareholders of the Target Fund in complete liquidation of the Target Fund, all upon the terms and conditions hereinafter set forth in this Agreement.

WHEREAS, the Board of Trustees of the Trust has determined that it is in the best interest of each of the Target Fund and the Acquiring Fund that the assets of the Target Fund be acquired by the Acquiring Fund pursuant to this Agreement and in accordance with the applicable statutes of the Commonwealth of Massachusetts, and that the interests of existing shareholders of the Funds will not be diluted as a result of this transaction;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. PLAN OF REORGANIZATION

1.1 Subject to the terms and conditions herein set forth, (i) the Target Fund shall transfer all or substantially all of its assets, as set forth in paragraph 1.2, to the Acquiring Fund, (ii) the Acquiring Fund shall deliver to the Target Fund full and fractional Class A, Class C, Class I, Class S, Class N, and Class T Acquiring Fund Shares, in each case, having an aggregate net asset value equal to the value of the aggregate net assets of the same class of shares of the Target Fund as of the close of regular session trading on the New York Stock Exchange on the Closing Date, as set forth in paragraph 2.1 (the “Closing Date”) and (iii) the Acquiring Fund shall assume all liabilities of the Target Fund, as set forth in paragraph 1.2. Such transactions shall take place at the closing provided for in paragraph 2.1 (the “Closing”).

1.2 The assets of the Target Fund to be acquired by the Acquiring Fund shall consist of all property, including, without limitation, all cash, securities, commodities and futures interests, and dividends or interest receivable which are owned by the Target Fund and any deferred or prepaid expenses shown as an asset on the books of the Target Fund as of the Closing. The Acquiring Fund will assume all of the liabilities, expenses, costs, charges and reserves of the Target Fund of any kind, whether absolute, accrued, contingent or otherwise in existence as of the Closing.

1.3 The Target Fund will distribute pro rata to its shareholders of record, determined as of immediately after the close of business on the Closing Date (the “Current Shareholders”), the Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares received by the Trust pursuant to paragraph 1.1. Such distribution and liquidation will be accomplished by the transfer of the Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares then credited to the accounts of the Target Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Class A, Class C, Class I, Class S, Class, Class N, and Class T Current Shareholders, respectively, and representing the pro rata number of the Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares due to such shareholders. All issued and outstanding shares of the Target Fund will simultaneously be canceled on the books of the Trust. The Acquiring Fund shall not issue certificates representing the Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares in

connection with such exchange. Ownership of Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares will be shown on the books of the Trust’s transfer agent. As soon as practicable after the Closing, but in no event later than 12 months after the Closing Date, the Trust shall take all steps necessary to effect a complete liquidation and dissolution pursuant to applicable state law of the Target Fund.

2. CLOSING AND CLOSING DATE

2.1 The Closing Date shall be [_________, 2015], or such other date as the parties may agree to in writing. All acts taking place at the Closing shall be deemed to take place simultaneously as of immediately after the close of business on the Closing Date unless otherwise agreed to by the parties. The close of business on the Closing Date shall be as of the close of regular session trading on the New York Stock Exchange. The Closing shall be held at the offices of Janus Capital Management LLC (“JCM”), 151 Detroit Street, Denver, Colorado 80206-4805, or at such other time and/or place as the parties may agree.

2.2 The Trust shall cause Janus Services LLC (the “Transfer Agent”), transfer agent of the Target Fund, to deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Current Shareholders and the number, class, and percentage ownership of outstanding shares of the Target Fund owned by each such shareholder immediately prior to the Closing. The Acquiring Fund shall issue and deliver a confirmation evidencing the Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares to be credited on the Closing Date to the Secretary of the Trust or provide evidence satisfactory to the Trust that such Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares have been credited to the accounts of the Target Fund on the books of the Acquiring Fund. At the Closing, each party shall deliver to the other such bills of sales, checks, assignments, share certificates, if any, receipts or other documents as such other party or its counsel may reasonably request.

3. REPRESENTATIONS AND WARRANTIES

3.1 The Trust, on behalf of the Target Fund, hereby represents and warrants to the Acquiring Fund as follows:

(i) the Trust is duly organized and existing under its Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust;”

(ii) the Trust has full power and authority to execute, deliver and carry out the terms of this Agreement on behalf of the Target Fund;

(iii) the execution and delivery of this Agreement on behalf of the Target Fund and the consummation of the transactions contemplated hereby are duly authorized and no other proceedings on the part of the Trust or the shareholders of the Target Fund are necessary to authorize this Agreement and the transactions contemplated hereby;

(iv) this Agreement has been duly executed by the Trust on behalf of the Target Fund and constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors’ rights generally, and general equitable principles;

(v) neither the execution and delivery of this Agreement by the Trust on behalf of the Target Fund, nor the consummation by the Trust on behalf of the Target Fund of the transactions contemplated hereby, will conflict with, result in a breach or violation of or constitute (or with notice, lapse of time or both) a breach of or default under, the Declaration of Trust or the Amended and Restated Bylaws of the Trust (“Bylaws”), as each may be amended, or any statute, regulation, order, judgment or decree, or any instrument, contract or other agreement to which the Trust is a party or by which the Trust or any of its assets is subject or bound;

(vi) the unaudited statement of assets and liabilities of the Target Fund as of the Closing Date, determined in accordance with generally accepted accounting principles consistently applied from the prior audited period, accurately reflects all liabilities of the Target Fund as of the Closing;

(vii) no authorization, consent or approval of any governmental or other public body or authority or any other party is necessary for the execution and delivery of this Agreement by the Trust on behalf of the Target Fund or the consummation of any transactions contemplated hereby by the Trust, other than as shall be obtained at or prior to the Closing;

(viii) all federal, state, local, and other tax returns and reports of the Target Fund required by law to be filed by it (taking into account permitted extensions for filing) have been timely filed and are complete and correct in all material respects. All federal, state, local, and other taxes of the Target Fund required to be paid (whether or not shown on any such return or report) have been paid, or provision shall have been made for the payment thereof and any such unpaid taxes are properly reflected on the financial statements referred to in subparagraph 3.1(vi) above. To the best of the Target Fund’s knowledge, no tax authority is currently auditing or preparing to audit the Target Fund, and no assessment for taxes, interest, additions to tax or penalties has been asserted against the Target Fund; and

(ix) For each taxable year of its operations (including the taxable year ending on the Closing Date), the Target Fund has been or will be treated as a separate corporation for federal income tax purposes pursuant to Section 851(g) of the Code, has met or will meet the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such, has been and will be eligible to compute and has computed and will compute its federal income tax under Section 852 of the Code, and will have distributed on or prior to the Closing Date all of its investment company taxable income (determined without regard to the deduction for dividends paid), the excess of its interest income excludable from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code, and its net capital gain (as such terms are defined in the Code) that has accrued or will accrue on or prior to the Closing Date.

3.2 The Trust, on behalf of the Acquiring Fund, hereby represents and warrants to the Target Fund as follows:

(i) the Trust is duly organized and existing under its Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust;”

(ii) the Trust has full power and authority to execute, deliver and carry out the terms of this Agreement on behalf of the Acquiring Fund;

(iii) the execution and delivery of this Agreement on behalf of the Acquiring Fund and the consummation of the transactions contemplated hereby are duly authorized and no other proceedings on the part of the Trust or the shareholders of the Acquiring Fund are necessary to authorize this Agreement and the transactions contemplated hereby;

(iv) this Agreement has been duly executed by the Trust on behalf of the Acquiring Fund and constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors’ rights generally, and general equitable principles;

(v) neither the execution and delivery of this Agreement by the Trust on behalf of the Acquiring Fund, nor the consummation by the Trust on behalf of the Acquiring Fund of the transactions contemplated hereby, will conflict with, result in a breach or violation of or constitute (or with notice, lapse of time or both constitute) a breach of or default under, the Declaration of Trust or the Bylaws of the Trust, as each may be amended, or any statute, regulation, order, judgment or decree, or any instrument, contract or other agreement to which the Trust is a party or by which the Trust or any of its assets is subject or bound;

(vi) the net asset value per share of a Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares as of the close of regular session trading on the New York Stock Exchange on the Closing Date reflects all liabilities of the Acquiring Fund as of that time and date;

(vii) no authorization, consent or approval of any governmental or other public body or authority or any other party is necessary for the execution and delivery of this Agreement by the Trust on behalf of the Acquiring Fund or the consummation of any transactions contemplated hereby by the Trust, other than as shall be obtained at or prior to the Closing;

(viii) all federal, state, local, and other tax returns and reports of the Acquiring Fund required by law to be filed by it (taking into account permitted extensions for filing) have been timely filed and are complete and correct in all material respects. All federal, state, local, and other taxes of the Acquiring Fund required to be paid (whether or not shown on any such return or report) have been paid or provision shall have been made for their payment and any such unpaid taxes are properly reflected in the liabilities referred to in subparagraph 3.2(vi) above. To the best of the Acquiring Fund’s knowledge, no tax authority is currently auditing or preparing to audit the Acquiring Fund, and no assessment for taxes, interest, additions to tax or penalties has been asserted against the Acquiring Fund; and

(ix) For each taxable year of its operations, the Acquiring Fund has been treated as a separate corporation for federal income tax purposes pursuant to Section 851(g) of the Code, has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such, has been eligible to compute and has computed its federal income tax under Section 852 of the Code. In addition, the Acquiring Fund will satisfy each of the foregoing with respect to its taxable year that includes the Closing Date.

4. CONDITIONS PRECEDENT

4.1 The obligations of the Trust on behalf of the Target Fund and the Trust on behalf of the Acquiring Fund to effectuate the Reorganization shall be subject to the satisfaction of the following conditions:

(i) The Trust shall have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form N-14 under the Securities Act of 1933, as amended (the “Securities Act”) and such amendment or amendments thereto as are determined by the Board of Trustees of the Trust and/or the officers of the Trust to be necessary and appropriate to effect the registration of the Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares (the “Registration Statement”), and the Registration Statement shall have become effective, and no stop-order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the Commission (and not withdrawn or terminated);

(ii) The Class A, Class C, Class I, Class S, Class N, and Class T Acquiring Fund Shares shall have been duly qualified for offering to the public in all states in which such qualification is required for consummation of the transactions contemplated hereunder;

(iii) All representations and warranties of the Trust on behalf of the Target Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if then made, and the Trust on behalf of the Acquiring Fund shall have received a certificate of an officer of the Trust acting on behalf of the Target Fund to that effect in form and substance reasonably satisfactory to the Trust on behalf of the Acquiring Fund;

(iv) All representations and warranties of the Trust on behalf of the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if then made, and the Trust on behalf of the Target Fund shall have received a certificate of an officer of the Trust acting on behalf of the Acquiring Fund to that effect in form and substance reasonably satisfactory to the Trust on behalf of the Target Fund;

(v) The Trust shall have received the opinion of Vedder Price, P.C. substantially to the effect that, based upon certain facts, assumptions, and representations, the transaction contemplated by this Agreement shall constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code. No opinion will be expressed as to (a) the effect of the Reorganization on the Target Fund, the Acquiring Fund, or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year (or on the termination thereof) or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, or (b) any other federal tax issues (except those set forth above) and all state, local, or foreign tax issues of any kind. Such opinion shall be based on customary assumptions and such representations as Vedder Price, P.C. may reasonably request of the Funds, and the Target Fund and the Acquiring Fund will cooperate to make and certify the accuracy of such representations. Notwithstanding anything herein to the contrary, neither the Acquiring Fund nor the Target Fund may waive the condition set forth in this paragraph 4.1(v);

(vi) the Target Fund shall have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders at least all of the Target Fund’s investment company taxable income for all taxable periods ending on or before the Closing Date (computed without regard to any deduction for dividends paid), if any, plus the excess of its interest income excludible from gross income under Section 103(a) of the Code, if any, over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for all taxable periods ending on or before the Closing Date and all of its net capital gains realized in all taxable periods ending on or before the Closing Date (after reduction for any available capital loss carryforward).

5. TAX STATUS OF REORGANIZATION.

The intention of the parties is that the Reorganization will qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the Target Fund, the Acquiring Fund, or the Trust shall take any action, or cause any action to be taken (including, without limitation, the filing of any tax return), that is inconsistent with such treatment or results in the failure of the transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code. At or prior to the Closing, the Target Fund, the Acquiring Fund, and the Trust will take such action, or cause such action to be taken, as is reasonably necessary to enable counsel to render the tax opinion contemplated herein in paragraph 4.1(v).

6. EXPENSES

6.1 JCM agrees that it will bear all costs and expenses of the Reorganization; provided, however, that each of the Acquiring Fund and the Target Fund will each pay any brokerage commissions, dealer mark-ups and similar expenses that it may incur in connection with the purchases or sale of portfolio securities.

6.2 Notwithstanding the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another party of such expenses would result in the disqualification of the Target Fund or the Acquiring Fund, as the case may be, as a regulated investment company within the meaning of Section 851 of the Code.

7. ENTIRE AGREEMENT

The Trust agrees on behalf of each of the Target Fund and the Acquiring Fund that this Agreement constitutes the entire agreement between the parties.

8. TERMINATION

This Agreement and the transactions contemplated hereby may be terminated and abandoned by resolution of the Board of Trustees of the Trust at any time prior to the Closing Date, if circumstances should develop that, in the opinion of the Board of Trustees of the Trust, make proceeding with the Agreement inadvisable.

9. AMENDMENTS

This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the parties.

10. NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the parties hereto at their principal place of business.

11. HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF LIABILITY

11.1 The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.2 This Agreement may be executed in any number of counterparts each of which shall be deemed an original.

11.3 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

11.4 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

11.5 It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, consultants, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery by such officers of the Trust shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust. The Trust is a series company with multiple series and has entered into this Agreement on behalf of each of the Target Fund and the Acquiring Fund.

11.6 The sole remedy of a party hereto for a breach of any representation or warranty made in this Agreement by the other party shall be an election by the non-breaching party not to complete the transactions contemplated herein.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date set forth above.

ATTEST	JANUS INVESTMENT FUND
For and on behalf of the Target Fund

Name:___________________________________	By:_______________________________
Name:
Title:

ATTEST	JANUS INVESTMENT FUND
For and on behalf of the Acquiring Fund

Name:___________________________________	By:_______________________________
Name:
Title: